Exhibit (23)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 9, 2013, with respect to the August 8, 2013 statement of assets and liabilities of Market Vectors Low Volatility Commodity ETF in Amendment No.4 to the Registration Statement (Form S-1 No. 333-179435) and related Prospectus of Market Vectors Low Volatility Commodity ETF.

Ernst & Young LLP

New York, NY

August 19, 2013